As filed with the Securities and Exchange Commission on May 19, 2020

Registration No. 333-142824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-142824

UNDER

THE SECURITIES ACT OF 1933

AMETEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1682544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Cassatt Road
Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

AMETEK, INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

William J. Burke

Executive Vice President — Chief Financial Officer

AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

(610) 647-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott R. Jones, Esq.

Frank B. Tripodi, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, Pennsylvania 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

AMETEK, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (No. 333-142824) filed with the Securities and Exchange Commission on May 10, 2007 (the “Registration Statement”) to deregister any and all securities that remain unissued under the Registration Statement. The Registration Statement related exclusively to shares of common stock of the Registrant (the “Common Stock”) issuable pursuant to the 2007 Omnibus Incentive Compensation Plan (the “Plan”).

The Registrant is no longer issuing securities under the Plan. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Plan that remain unissued at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment.

When filed on May 10, 2007, the Registration Statement covered 3,500,000 shares of Common Stock. All awards under the Plan have expired.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 19, 2020.

AMETEK, INC.

By:	/s/ David A. Zapico
David A. Zapico
Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment No. 1 to the registration statement in reliance on Rule 478 of the Securities Act of 1933, as amended.